Filed by: Pavilion Bancorp, Inc. pursuant to
Rule 425 under the Securities Act of 1933 and
deemed filed pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Company: First Defiance Financial Corp.
Commission File No.:0-26850	EXHIBIT 99.1

Dear Valued Customer:

As you may have heard, we recently announced the signing of an agreement to sell Pavilion Bancorp, Inc. and the Bank of Lenawee to First Defiance Financial Corporation, which is based in Defiance Ohio. I would like to give you information about the transaction and explain why I am personally very excited about this agreement. I strongly believe that it will be a positive development in our banking relationship with you.

It’s important to note that this transaction is subject to all of the customary regulatory and shareholder approvals before it is finalized. We estimate the transaction will be closed on a Friday in March 2008. When the bank opens its doors on the following Monday, we will be known as First Federal Bank of the Midwest, the banking subsidiary of First Defiance Financial Corp.

First Defiance has successfully acquired several banks and transitioned them into the First Federal Bank network. They are concerned about our customers and will take great care to ensure the transition creates very little disruption for you.

How will you benefit from this transaction? First of all, you’ll have access to more products and services. First Federal Bank has a trust division that provides trust and wealth management services, which is something that we have not had in the past. They also provide a full range of insurance products and services, which may be of benefit to you.

Second, as a bank that is almost $2 billion in assets, First Federal can offer larger and more types of loans. And, as is their tradition, they will continue to invest in the great communities in which you and I work, live and play.

Finally, they have numerous ties to this community. Bill Small, Chairman, President and CEO of First Defiance Financial Corporation, and his wife Kathy, are both graduates of Siena Heights University. Bill has a sister who lives in Lenawee County, and another sister who is a former Adrian Dominican. Jeff Vereecke, who is the President of the Northern market of First Federal Bank, (which will include Lenawee and Hillsdale Counties), is a graduate of Morenci High School and was recently recognized as a Distinguished Alumni of Morenci High School. Jeff and his family will be relocating to Lenawee County in the near future.

For all of these reasons, I am confident that the relationship you have with the bank will continue to flourish and deepen. You will see many of the same familiar faces and you will benefit from the new products and services and the continued strong focus on local decision making and community banking.

Please feel free to call me at any time with any questions you may have. My office phone number is 517-266-5000.

I look forward to hearing from you and I thank you for your relationship and your business.

Sincerely,

/s/ Richard J. DeVries

Richard J. DeVries
President and CEO, Bank of Lenawee

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

First Defiance will be filing a Registration Statement on Form S-4 concerning the acquisition of Pavilion Bancorp, Inc. (the “Merger”) with the SEC, which will include the joint prospectus/proxy statement that will be mailed to Pavilion’s shareholders.  WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors will be able to obtain the documents free of charge, when filed, at the SEC’s website, www.sec.gov.  In addition, documents filed with the SEC by First Defiance will be available free of charge from the Secretary of First Defiance at 601 Clinton Street, Defiance, Ohio 43512, telephone (419) 782-5015.  INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.  Copies of all recent proxy statements and annual reports of First Defiance are also available free of charge by contacting First Defiance’s secretary.

First Defiance, Pavilion and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies to approve the Merger.  Additional information about the directors and executive officers of First Defiance may be obtained through the SEC’s website from the definitive proxy statement filed by First Defiance with the SEC on March 20, 2007.  Additional information about the directors and executive officers of Pavilion may be obtained through the SEC’s website from the definitive proxy statement filed by Pavilion with the SEC on March 20, 2007.  Additional information about participants in the proxy solicitation and their interests in the transaction will be contained in the joint prospectus/proxy statement to be filed with the SEC.